EXHIBIT 10.4

NEWS RELEASE

Ansell Limited
A.B.N. 89 004 085 330

Level 3, 678 Victoria Street Richmond, Victoria 3121, Australia

GPO Box 772H Melbourne Victoria 3001, Australia

Telephone (+613) 9270 7270 Facsimile (+613) 9270 7300 www.ansell.com

4 June, 2007

ANSELL TO TERMINATE REPORTING OBLIGATIONS AND DEREGISTER

ORDINARYSHARES UNDER

U.S. SECURITIES EXCHANGE ACT

Ansell Limited (ASX: ANN) today announced that it intends to file with the United States Securities and Exchange Commission on June 5, 2007 the documents necessary to voluntarily terminate its obligation to file periodic reports in the U.S. and to deregister its ordinary shares under the Exchange Act. The Company’s listing of its ordinary shares on the Australian Stock Exchange (ASX) will not be affected by the action being taken under U.S. law.

This voluntary action has been taken due to the high cost of maintaining the registration of ordinary shares in the U.S. Trading in the United States accounts for less than 1% of the total volume of Ansell shares traded worldwide. Ansell prepares accounts in accordance with the Australian equivalents of the International Financial Reporting Standards and believes that continuing to incur the costs associated with preparing US GAAP reports for filing is no longer warranted.

Ansell had previously terminated its American Depository Receipt program and delisted its ADRs from the NASDAQ National Market effective June 5, 2006.

Ansell will post on its website www.ansell.com, all information that the Company has made or is required to make public under Australian law, or has filed or is required to file with the ASX, or has distributed or is required to distribute to shareholders, in each case promptly after such information is required to be made public.

For further information:

Media	Investors & Analysts
Australia	USA	Australia
Peter Brookes Cannings Tel: (+61) 0407 911 389 Email: pbrookes@cannings.net.au	Rustom Jilla Chief Financial Officer Tel: (+1 732) 345 5359 Email: rjilla@ansell.com	David Graham General Manager – Finance & Treasury Tel: (+61 3) 9270 7215 or (+61) 0401 140 749 Email: dgraham@ap.ansell.com

Ansell Ltd is a global leader in healthcare barrier protective products and in 2005 celebrated 100 years in its field. With operations in the Americas, Europe and Asia, Ansell employs more than 11,000 people worldwide and holds leading positions in the natural latex and synthetic polymer glove and condom markets. Ansell operates in three main business segments: Occupational Healthcare, supplying hand protection to the industrial market; Professional Healthcare, supplying surgical and examination gloves to healthcare professionals; and Consumer Healthcare, supplying sexual health products and consumer hand protection. Information on Ansell and its products can be found at http://www.ansell.com.